CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                          ASTERISKS DENOTE OMISSIONS.

                                                                    EXHIBIT 10.5

                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "Agreement") is made as of the 16th day of June, 2003, by and among Berlex Laboratories, Inc., a Delaware corporation, with offices at 340 Changebridge Road, P.O. Box 1000, Montville, New Jersey 07045-1000 ("BERLEX"), and Cytogen Corporation, a Delaware corporation, with offices at 650 College Road East, Suite 3100, Princeton, New Jersey 08540 ("CYTOGEN"). For the purposes of this Agreement, BERLEX and CYTOGEN are sometimes referred to collectively as the "Parties" and individually, each as a "Party."

         WHEREAS, BERLEX and CYTOGEN are Parties to that certain License Agreement dated as of October 28, 1998 (the "License Agreement") regarding Quadramet(R) (samarium 153 lexidronam injection);

         WHEREAS, BERLEX and CYTOGEN desire to terminate the License Agreement on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, BERLEX and CYTOGEN mutually agree as follows:


         SECTION ONE.  DEFINITIONS.

         Capitalized terms used in this Agreement, not otherwise defined herein, shall have the meanings ascribed in the License Agreement.

         SECTION TWO.  TERMINATION OF LICENSE AGREEMENT.

         At the Closing (as hereinafter defined), the License Agreement shall be terminated and shall be of no further force and effect except as set forth in
Section 14.4 of the License Agreement.

         SECTION THREE.  CLOSING; CLOSING CONDITIONS.

         3.1 The closing of the transaction contemplated herein (the "Closing") shall occur on such date as the Parties may mutually agree but in no event shall such date be later than ninety (90) days after the date of this Agreement.
         3.2 CYTOGEN shall use commercially reasonable efforts to obtain, within thirty (30) days after the date of this Agreement a firm commitment from one or more Third Parties to provide financing (with the participants, structure, term and conditions, including pricing, type of security, etc. of such financing to be determined in the sole discretion of CYTOGEN) in such amount as shall be necessary, in Cytogen's sole discretion, to pay the consideration set forth in
Section 4(1) below.

         SECTION FOUR.  CONSIDERATION; OPTION; AUDIT.

         4.1 As consideration, CYTOGEN shall pay BERLEX $8.0 million at the Closing.
         4.2. As additional consideration, [**] hereby grants to [**], to the extent that [**] is able to do so, the option to [**] with respect to [**] for the [**] (as hereinafter defined) on such [**], it being understood that the [**] shall be subject to [**] which may be required to [**], including, without limitation, [**] The [**] on the date hereof and [**] after the date on which [**] in writing that [**] from the [**] permitting the [**]. In the event [**]and [**] shall have until the later of (a) [**] or (b) [**] to [**].
         4.3 As additional consideration, CYTOGEN shall pay BERLEX a royalty equal to [**]% on Net Sales of the Product in the United States, the United States Virgin Islands, the Commonwealth of Puerto Rico and Guam (collectively, the "United States Territory"), until the expiration of the last-to-expire Valid Licensed Claim in the United States Territory. Such royalty may be reduced to [**]% as the result of a [**] between CYTOGEN and BERLEX; it being understood that neither Party is under any obligation [**].

         4.4 Within forty-five (45) days after the end of each calendar quarter, CYTOGEN shall provide BERLEX with a written statement with respect to such period, specifying the Net Sales of Products during the period, and the amount of royalty due, if any.
         4.5 CYTOGEN shall make all royalty payments due under this Section for sales of Product in each calendar quarter within forty-five (45) days after the end of such quarter.
         4.6 Payments by CYTOGEN under this Agreement shall be paid to BERLEX in United States dollars by wire transfer of immediately available funds to an account at a commercial bank designed by BERLEX at least ten (10) business days before payment is due.
         4.7 Any sum required under the laws of any governmental authority to be withheld by CYTOGEN from payment for the account of BERLEX under this Section shall be promptly paid by CYTOGEN for and on behalf of BERLEX to the appropriate tax or other governmental authorities and CYTOGEN shall furnish BERLEX with copies of official tax receipts or other appropriate evidence issued by the appropriate tax or other governmental authorities.
         4.8 All payments due BERLEX under this Agreement which are received later than the due date, shall be subject to an additional payment of one percent (1.0%) per month or portion thereof.

         SECTION FIVE.  RECORDS AND AUDITS.

         5.1 CYTOGEN shall keep complete and accurate records pertaining to the manufacture, use and sale of Product appropriate to determine royalties payable under this Section of this Agreement.
         5.2 At the request and expense of BERLEX, an independent auditor, selected by BERLEX and acceptable to CYTOGEN, shall have access limited to once per calendar year, upon at least 30 days prior written notice, at CYTOGEN's principal place of business during ordinary business hours, to such records maintained by CYTOGEN as may be necessary to:
                  (a) determine, with respect to the preceding two years the correctness of any report or payment made under this Agreement, or
                  (b) obtain information with respect to the preceding two years as to the royalty payable in the case of CYTOGEN 's failure to report or pay such royalty pursuant to this Agreement. If deemed necessary or desirable in the sole reasonable opinion of the accountant, the accountant shall at BERLEX's expense be permitted to consult with and obtain the assistance of consultants selected by the accountant and acceptable to CYTOGEN. Such acceptance shall not be unreasonably withheld. Neither the accountant nor the selected consultants shall disclose to BERLEX or any Third Parties any information relating to the business of CYTOGEN other than information relating solely to the accuracy of the reports and payments under this Agreement.

         SECTION SIX.  SUPPLY AGREEMENT.

         At the Closing, BERLEX shall assign to CYTOGEN all of its rights and obligations to the Manufacturing and Supply Agreement, dated as of January 1, 1999, between Bristol-Myers Squibb (BMS), formerly DuPont, BERLEX and CYTOGEN, as permitted by Section 9.7 of such Agreement. For a period of ninety (90) days following the Closing, BERLEX and CYTOGEN shall cooperate with each other for an orderly transition of such agreement to CYTOGEN. For a period of ninety (90) days after the Closing, in the event of a substantial disruption in the manufacturing or supply of the Product, BERLEX shall, at CYTOGEN's request, use commercially reasonable efforts to assist CYTOGEN in procuring an alternative source of supply.

         SECTION SEVEN.  MUTUAL ACCESS TO CLINICAL STUDIES.

         From and after the Closing, at each Party's own expense and without payment to the other Party, each Party shall have reasonable access to the results of clinical studies performed by either Party with regard to the Product.

         SECTION EIGHT.  REPRESENTATIONS AND WARRANTIES.

         Each Party hereby represents and warrants to the other Party that: (a) such Party has the authority to enter into this Agreement; (b) such Party has received all necessary approvals in connection with entering into this Agreement and performing its obligations hereunder; and (c) compliance with the terms of this Agreement and performance of its obligations hereunder do not and will not breach or conflict with any other material agreement or arrangement to which such Party is a party.

         SECTION NINE.  MUTUAL RELEASE.

         Each Party does hereby fully and forever release, acquit, and discharge the other Party and any of its Affiliates and the directors, officers, shareholders, agents, employees and representatives from any and all claims, liabilities, obligations, agreements, understandings, causes of action, suits, debts, sums of money, grievances, expenses, demands, and controversies of any kind and description, whether liquidated or unliquidated, known or unknown, suspected or unsuspected, contingent or otherwise, now existing or hereafter arising, which it now has, has had or may have or which may exist or which might be claimed to exist at or prior to the date of this Agreement and which relate to, arise from or are connected in any way with the License Agreement or the actions or omissions of any released party with respect thereto. Notwithstanding the foregoing, nothing in this Section Nine is intended to terminate either Party's right to seek indemnification from the other Party with respect to Claims by Third Parties as set forth in Article VIII of the License Agreement.

         SECTION TEN.  TERMINATION.

         This Agreement shall terminate in the event that CYTOGEN shall have failed to obtain the necessary firm commitment for financing as set forth in
Section  3.2.  In the event this  Agreement  is  terminated  as provided in this
Section, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party, except to the extent that such termination results from a breach by a Party hereto any of its representations, warranties or covenants set forth in this Agreement. In the event of a termination of this Agreement, the License Agreement shall continue in full force and effect.

         SECTION ELEVEN.  PUBLICITY.

         Neither Party shall make any press release or other similar public disclosure or announcement concerning this Agreement, without the prior written consent of the non-disclosing Party, except as otherwise required by law. Consent will be deemed granted if no response is received from the non-disclosing Party within fifteen (15) business days of its confirmed written request for approval from the disclosing Party. Notwithstanding the foregoing, in the event such disclosure or public announcement is required to be made on a more immediate basis in order to comply with applicable state or federal securities laws, then approval will be deemed granted if no response is received from the non-disclosing Party within the time frames required by law; provided, however, that the disclosing Party provides the non-disclosing Party with notice of the legally required time frame for approval of the disclosure at the time of providing a copy of the proposed disclosure or announcement.

         SECTION TWELVE.  REASONABLE COOPERATION.

         Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement.

         SECTION THIRTEEN.  MISCELLANEOUS.

         13.1 Any notice required pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, or nationally recognized courier service, to: in the case of BERLEX, to the attention of the signatory to this Agreement at BERLEX Laboratories, Inc. at, if by U.S. mail, P.O. Box 1000, Montville, New Jersey 07045 or, if by courier service, 340 Changebridge Road, Pine Brook, New Jersey 07058, with a copy to the Legal Department at such address. In the case of CYTOGEN, such notice shall be sent to the address set forth above, with a copy to Hale & Dorr, 650 College Road East, Princeton, New Jersey 08540. Either Party may from time to time change the address to which notices to it are to be sent by notifying the other Party, in writing, of the change and the new address pursuant to this Section.
         13.2 This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to its conflict of laws provisions.
         13.3 This Agreement constitutes the sole and only agreement of the Parties and supercedes any prior understandings or written or oral agreements between the Parties with respect to the subject matter of this Agreement. No alterations, amendments, changes or additions to, or waiver of any provision of, this Agreement will be binding upon either Party unless reduced to writing and signed by both Parties.
         13.4 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement may not be assigned by either Party.
         13.5 Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of any other Party. Furthermore, this Agreement does not create a partnership for United
States federal income tax purposes (as defined in Section 761 of the United States Internal Revenue Code), for any United States state or local jurisdiction, or in any country other than the United States; therefore there is no requirement to file Form 1065, United States Partnership Return of Income, any similar United States state or local income tax return, or any similar document with tax authorities in any other country. No Party shall have the authority to enter into agreements or make representations on behalf of, or otherwise bind, any other Party.
         13.6 If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction, and the Parties shall negotiate in good faith to modify such provision so that it is valid or enforceable to the Parties.
         13.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Such counterparts may be exchanged by facsimile (provided that each executed counterpart is transmitted in one complete transmission). Where there is an exchange of executed counterparts by facsimile, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately. The Parties shall cooperate after execution of the Agreement and exchange by facsimile to ensure that each Party obtains an original executed copy of this Agreement with reasonable promptness.


                            [Signature page follows.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

           BERLEX LABORATORIES, INC.



           By:    /s/ Robert C. Milos
                 -----------------------------------
                  Robert C. Milos
                  Vice President and General Manager

                  Diagnostic Imaging


           CYTOGEN CORPORATION



           By:    /s/ Michael D. Becker
                  ----------------------------------
                  Michael D. Becker
                  President and CEO